EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

May 8, 2019

AquaVenture Holdings Limited Announces First Quarter 2019 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-Service® (“WAAS®”) solutions, today reported financial results for the quarter ended March 31, 2019.

Highlights

For the three months ended March 31, 2019:

•	Total revenues of $46.6 million reflected a 43.2% increase over the prior year period, comprised of an increase of 48.8% and 36.4% in the Quench and Seven Seas Water segments, respectively.
•	Net loss of $5.7 million, or ($0.21) per share, compared to net loss of $6.3 million, or ($0.24) per share, in the prior year period.
•	Adjusted EBITDA was $16.5 million, a 60.0% increase over the prior year period. Adjusted EBITDA Margin was 35.5%, an improvement of 380 basis points.
•	Adjusted EBITDA plus principal collected on the Peru construction contract increased 54.7% to $17.8 million from $11.5 million in the prior year period.

Tony Ibarguen,  AquaVenture’s President and Chief Executive Officer announced: “AquaVenture started off 2019 with another quarter of exciting results, growing year-over-year revenues by 43.2% and year-over-year Adjusted EBITDA by 60.0%. This growth reflects the successful execution of our strategic 2018 acquisitions in combination with robust organic performance. The Quench team had an impressive quarter with just over 12% organic year-over-year growth, while integrating the Q4 2018 acquisition of PHSI. Seven Seas Water also made great progress in the integration of AUC, and we announced an important amendment of our agreement with Limetree Bay Terminals in the U.S. Virgin Islands.  This extends our customer relationship until 2024 and will expand the water production capacity later this year from 0.7 million gallons per day currently to 1.7 million gallons per day. We are very pleased with our start to the year and are committed to driving growth in both businesses as we continue to expand our water-as-a-service solutions to more customers, in more locations, and with a broader array of product offerings. We will remain focused on driving value for our shareholders and creating clean water solutions for customers around the world.”

Consolidated Financial Performance

For the first quarter of 2019, total revenues increased 43.2% to $46.6 million from $32.5 million in the 2018 period. Total gross margin of 52.2% was relatively flat compared to the prior year period.

Total selling, general and administrative expenses (“SG&A”) increased to $22.9 million in the first quarter of 2019 from $19.6 million in the same period of 2018.

Net loss for the first quarter of 2019 was $5.7 million, compared to a net loss of $6.3 million in the same period of 2018. Adjusted EBITDA was $16.5 million for the first quarter of 2019, a 60.0% increase over $10.3 million in the prior year period. Adjusted EBITDA Margin of 35.5% for the first quarter of 2019 increased 380 basis points from 31.7% in the same period of 2018. Adjusted EBITDA plus the principal collected on the Peru construction contract was $17.8 million in the first quarter of 2019, an increase of 54.7% over $11.5 million in the same period of 2018.

Net cash used in operating activities for the quarter ended March 31, 2019 was $0.4 million compared to net cash provided by operating activities of $5.1 million for the same period of 2018. The decrease in cash from operating activities was primarily driven by higher cash interest expense on increased borrowings, the impact of the adoption of the new lease accounting guidance in 2019 and changes in working capital resulting primarily from the timing of payments in connection with fourth quarter 2018 corporate activities. Capital expenditures were $7.2 million for the first quarter of 2019, compared to $2.8 million in the same period of 2018, primarily due to supporting the growth of our recently acquired AUC business and the expansion of our plant in Anguilla.

As of March 31, 2019, cash and cash equivalents were $47.4 million and total debt was $318.7 million.

First Quarter 2019 Segment Results

Seven Seas Water

Seven Seas Water revenues of $20.1 million for the three months ended March 31, 2019 increased $5.4 million, or 36.4%, compared to the same period of 2018, which were comprised of 34.5% inorganic growth and 1.9% organic growth. Bulk water revenues increased $0.6 million, or 4.5%, compared to the prior year period, primarily due to higher production volumes in our USVI operations compared to the prior year, the commencement of our water contract in Anguilla and a higher water rate at our BVI operations compared to the prior year. This was partially offset by lower revenue in our Peru operations due to revenue received in the prior year period in connection with the performance of non-routine services. Rental revenues and product sales increased $3.1 million and $1.7 million, respectively, due to the inclusion of the AUC operations acquired in November 2018.

Seven Seas Water gross margin for the three months ended March 31, 2019 increased 40 basis points to 56.3% compared to 55.9% in the prior year period. Bulk water gross margin of 54.0% increased 150 basis points compared to 52.5% in the prior year period primarily driven by lower costs as a percentage of revenue due to lower production volumes in relation to the minimum purchase requirements at one of our plants and higher revenues without a commensurate increase in costs at certain other locations. Rental and product sales gross margin of 74.4% and 17.3%, respectively, for the three months ended March 31, 2019 had no comparative information as both related to the acquisition of the AUC operations in November 2018. Financing gross margin is 100% but causes a decrease to the overall Seven Seas Water gross margin compared to the prior year period as a result of the lower relative contribution of financing revenues to overall revenues.

Seven Seas Water SG&A expenses for the three months ended March 31, 2019 decreased $0.3 million to $7.3 million compared to the prior year period. The decrease was primarily due to a decrease of $1.5 million in share-based compensation expense driven by the completion of the vesting of certain equity grants made in connection with our initial public offering in 2016. This decrease was partially offset by an increase of $1.2 million in amortization expense of intangible assets primarily due to the acquisition of the AUC business in November 2018.

Net income for our Seven Seas Water segment was $0.1 million for the three months ended March 31, 2019 compared to a net loss of $2.4 million in the same period of 2018. Adjusted EBITDA of $10.9 million for the first quarter of 2019 increased 51.2% over $7.2 million in the prior year period. Adjusted EBITDA Margin increased 530 basis points to 54.1% in the first quarter of 2019 from 48.8% in the same period of 2018. Adjusted EBITDA plus principal collected on the Peru construction contract was $12.2 million in the first quarter of 2019, an increase of 45.1% over $8.4 million in the prior year period.

Quench

Quench revenues of $26.4 million for the three months ended March 31, 2019 increased $8.7 million, or 48.8%, compared to the same period of 2018, which were comprised of 36.7% of inorganic growth and 12.1% organic growth. Partially offsetting this increase was $1.1 million lower revenue due to the divestiture of the Atlas High Purity Solutions business in October 2018. Rental revenues increased $4.7 million, or 33.7%, compared to the prior year period, which was comprised of 26.6% inorganic growth from acquisitions and 7.1% of organic growth due to additional units placed under new leases in excess of unit attrition. Product sales increased $4.0 million compared to the same period of 2018, which included $2.9 million of inorganic growth primarily due to the acquisitions of PHSI and Bluline in December 2018, and $1.1 million of organic growth driven by higher indirect dealer equipment sales and coffee sales.

Quench gross margin for the three months ended March 31, 2019 decreased 40 basis points to 49.1% from 49.5% for the same period of 2018, primarily due to a decrease in rental gross margin, partially offset by an increase in product sales gross margin. Rental gross margin for the first quarter of 2019 was 52.8%, a decrease of 100 basis points from 53.8% in the prior year period, primarily due to an increase in filtration and parts expenses due to the timing of annual maintenance performed on company-owned equipment on lease and higher freight expense. These increases were partially offset by lower compensation and benefits as a percentage of revenues due to continued leveraging of the platform. Product sales gross margin increased to 40.1% for the three months ended March 31, 2019 from 33.7% in the prior year period, primarily driven by the inclusion of the higher-margin indirect PHSI dealer equipment sales.

Quench SG&A expenses for the three months ended March 31, 2019 increased $3.5 million to $14.2 million compared to the prior year period. The increase was primarily due to $1.2 million higher compensation and benefits expense primarily driven by increased headcount from the inclusion of staff added from certain acquisitions, $1.2 million higher amortization expense primarily related to an increase in intangible assets from recent acquisitions, and a $0.2 million increase in loss on disposal of assets. Partially offsetting these increases was a $0.5 million decrease in share-based compensation expense driven by the completion of the vesting of certain equity grants made in connection with our initial public offering.

Quench had a net loss of $2.8 million for the first quarter of 2019 compared to a net loss of $2.6 million in the prior year period. Adjusted EBITDA of $6.8 million for the first quarter of 2019 increased 65.9% over $4.1 million in the same period of 2018. Adjusted EBITDA Margin increased 260 basis points to 25.7% in the first quarter of 2019 from 23.1% in the prior year period.

Corporate and Other

Corporate and Other SG&A for the three months ended March 31, 2019 increased $0.1 million compared to the same period of 2018.

2019 Outlook

For the full year 2019 outlook, the Company reaffirms that it expects to achieve the following results:

•	Revenues between $190 million and $197 million;
•	Adjusted EBITDA between $67 million and $72 million;
•	Principal collected on the Peru construction contract is projected to be $5.3 million; and
•	Adjusted EBITDA plus the principal collected on the Peru construction contract between $72 million and $77 million.

These ranges do not include estimates in connection with any pending or future acquisitions.

The above statements are based on current targets. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAAS® solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a leading provider of filtered water systems and related services with over 140,000 units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, May 8, 2019 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through May 15, 2019 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13689745. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2019 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; its ability to capitalize on vertical integration opportunities; and the impacts on operating results of the timing, size, integration and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$47,357	$56,618
Trade receivables, net of allowances of $1,019 and $1,034, respectively	22,578	21,437
Inventory	14,770	15,496
Current portion of long-term receivables	7,099	6,538
Prepaid expenses and other current assets	10,154	8,272
Total current assets	101,958	108,361
Property, plant and equipment, net	149,493	150,064
Construction in progress	17,538	15,427
Right-of-use assets	8,549	—
Restricted cash	4,211	4,153
Long-term receivables	38,250	40,574
Other assets	7,696	6,251
Deferred tax asset	4,206	4,191
Intangible assets, net	200,251	205,443
Goodwill	191,178	190,999
Total assets	$723,330	$725,463
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,918	$8,235
Accrued liabilities	21,452	25,116
Current portion of long-term debt	6,574	6,494
Deferred revenue	4,298	3,890
Total current liabilities	39,242	43,735
Long-term debt	312,112	313,215
Deferred tax liability	18,555	18,465
Other long-term liabilities	12,780	13,450
Operating lease liabilities, non-current	7,724	—
Total liabilities	390,413	388,865
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,934 and 26,780 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	583,990	582,127
Accumulated other comprehensive income	(301)	(421)
Accumulated deficit	(250,772)	(245,108)
Total shareholders' equity	332,917	336,598
Total liabilities and shareholders' equity	$723,330	$725,463

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2019	2018
Revenues:
Bulk water	$14,310	$13,696
Rental	21,807	13,959
Product sales	9,473	3,811
Financing	972	1,048
Total revenues	46,562	32,514
Cost of revenues:
Bulk water	6,582	6,507
Rental	9,606	6,456
Product sales	6,059	2,526
Total cost of revenues	22,247	15,489
Gross profit	24,315	17,025
Selling, general and administrative expenses	22,869	19,574
Income (loss) from operations	1,446	(2,549)
Other expense:
Interest expense, net	(6,560)	(3,250)
Other income (expense), net	51	(140)
Loss before income tax expense	(5,063)	(5,939)
Income tax expense (benefit)	601	407
Net loss	(5,664)	(6,346)
Other comprehensive income:
Foreign currency translation adjustment	120	(83)
Comprehensive loss	$(5,544)	$(6,429)

Loss per share – basic and diluted	$(0.21)	$(0.24)

Weighted-average shares outstanding – basic and diluted	26,865	26,491

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(5,664)	$(6,346)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,958	7,860
Share-based compensation expense	1,011	3,283
Provision for bad debts	186	249
Deferred income tax provision	77	(155)
Inventory adjustment	60	52
Loss on disposal of assets	529	553
Amortization of deferred financing fees	254	239
Other	33	12
Change in operating assets and liabilities:
Trade receivables	(1,325)	1,103
Inventory	671	(512)
Prepaid expenses and other current assets	(1,200)	708
Long-term receivable	1,722	1,656
Right-of-use assets	416	—
Other assets	(2,358)	(1,023)
Current liabilities	(6,599)	(2,717)
Operating lease liabilities, non-current	(257)	—
Long-term liabilities	57	122
Net cash provided by operating activities	(429)	5,084
Cash flows from investing activities:
Capital expenditures	(7,177)	(2,847)
Proceeds from sale of fixed assets	11	—
Net cash paid for acquisition of assets or business	—	(6,653)
Net cash used in investing activities	(7,166)	(9,500)
Cash flows from financing activities:
Payments of long-term debt	(1,640)	(1,808)
Payment of deferred financing fees	—	(71)
Payments of secured borrowings	(158)	—
Payments of acquisition contingent consideration	(670)	—
Proceeds from exercise of stock options	1,472	15
Shares withheld to cover minimum tax withholdings on equity awards	(620)	(112)
Net cash provided by financing activities	(1,616)	(1,976)
Effect of exchange rates on cash, cash equivalents and restricted cash	8	(7)
Change in cash, cash equivalents and restricted cash	(9,203)	(6,399)
Cash, cash equivalents and restricted cash at beginning of period	60,771	122,359
Cash, cash equivalents and restricted cash at end of period	$51,568	$115,960

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended March 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$14,310	$—	$—	$14,310
Rental	3,139	18,668	—	21,807
Product sales	1,696	7,777	—	9,473
Financing	972	—	—	972
Total revenues	20,117	26,445	—	46,562
Gross profit:
Bulk water	7,728	—	—	7,728
Rental	2,336	9,865	—	12,201
Product sales	293	3,121	—	3,414
Financing	972	—	—	972
Total gross profit	11,329	12,986	—	24,315
Selling, general and administrative expenses	7,300	14,201	1,368	22,869
Income (loss) from operations	4,029	(1,215)	(1,368)	1,446
Other expense, net	(3,493)	(1,395)	(1,621)	(6,509)
Income (loss) before income tax expense	536	(2,610)	(2,989)	(5,063)
Income tax expense	442	159	—	601
Net income (loss)	$94	$(2,769)	$(2,989)	$(5,664)

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$13,696	$—	$—	$13,696
Rental	—	13,959	—	13,959
Product sales	—	3,811	—	3,811
Financing	1,048	—	—	1,048
Total revenues	14,744	17,770	—	32,514
Gross profit:
Bulk water	7,189	—	—	7,189
Rental	—	7,503	—	7,503
Product sales	—	1,285	—	1,285
Financing	1,048	—	—	1,048
Total gross profit	8,237	8,788	—	17,025
Selling, general and administrative expenses	7,603	10,719	1,252	19,574
Income (loss) from operations	634	(1,931)	(1,252)	(2,549)
Other expense, net	(2,494)	(765)	(131)	(3,390)
Loss before income tax expense	(1,860)	(2,696)	(1,383)	(5,939)
Income tax expense (benefit)	494	(87)	—	407
Net loss	$(2,354)	$(2,609)	$(1,383)	$(6,346)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income tax expense or benefit, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense; gain or loss on disposal of assets; acquisition‑related expenses, including professional fees, purchase consideration recorded as compensation expense for acquired employees, and other expenses related to acquisitions; goodwill impairment charges; changes in deferred revenue related to our bulk water business; ERP system implementation charges for a SaaS solution, and charges incurred in connection with restructuring activities.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended March 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$94	$(2,769)	$(2,989)	$(5,664)
Depreciation and amortization	5,696	6,262	—	11,958
Interest expense, net	3,359	1,580	1,621	6,560
Income tax expense	442	159	—	601
Share-based compensation expense	592	373	46	1,011
(Gain) loss on disposal of assets	(9)	538	—	529
Acquisition-related expenses	357	247	161	765
Changes in deferred revenue related to our bulk water business	345	—	—	345
ERP implementation charges for a SAAS solution	—	309	—	309
Restructuring expense	—	96	—	96
Adjusted EBITDA	$10,876	$6,795	$(1,161)	$16,510

Adjusted EBITDA Margin	54.1%	25.7%	—%	35.5%

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(2,354)	$(2,609)	$(1,383)	$(6,346)
Depreciation and amortization	3,564	4,296	—	7,860
Interest expense, net	2,362	758	130	3,250
Income tax expense (benefit)	494	(87)	—	407
Share-based compensation expense	2,084	920	279	3,283
Loss on disposal of assets	229	324	—	553
Acquisition-related expenses	515	154	—	669
Changes in deferred revenue related to our bulk water business	301	—	—	301
ERP implementation charges for a SAAS solution	—	341	—	341
Adjusted EBITDA	$7,195	$4,097	$(974)	$10,318

Adjusted EBITDA Margin	48.8%	23.1%	—%	31.7%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended March 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,289	$—	$—	$1,289

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,188	$—	$—	$1,188

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended March 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$12,165	$6,795	$(1,161)	$17,799

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,383	$4,097	$(974)	$11,506